Exhibit 5.1

March 26, 2015

Cypress Semiconductor Corporation

198 Champion Court

San Jose, CA 95134

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Cypress Semiconductor Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 2,557,524 shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company to be sold by the Company pursuant to the exercise of certain options issued under the Spansion Inc. 2010 Equity Incentive Award Plan, as amended (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares to be offered and sold by the Company when issued and sold in the manner referred to in the Plan, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati